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As filed with the Securities and Exchange Commission on October 25, 2007

Securities Act File No. 333-142625

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLAS INDUSTRIES HOLDINGS LLC
(Exact name of Registrant as specified in charter)

Delaware	2670	20-8100498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Sound Shore Drive, Suite 302
Greenwich, CT 06830
(203) 983-7933
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Andrew M. Bursky
Chief Executive Officer
Atlas Industries Holdings LLC
One Sound Shore Drive, Suite 302
Greenwich, CT 06830
(203) 983-7933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher M. Zochowski McDermott Will & Emery LLP 600 Thirteenth Street, N.W. Washington, DC 20005 (202) 756-8000 (202) 756-8087 – Facsimile	Stephen C. Mahon Timothy L. Coyle Squire, Sanders & Dempsey L.L.P. 312 Walnut Street, Suite 3500 Cincinnati, OH 45202 (513) 361-1200 (513) 361-1201 – Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Shares of Atlas Industries Holdings LLC			$230,000,000	$7,061

Total			$230,000,000	$7,061

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Fee has previously been fully paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        Atlas Industries Holdings LLC is filing this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-142625) solely for the purpose of filing exhibits 1.1, 2.1, 2.2, 2.3, 2.4, 3.4, 4.1, 5.1, 8.1, 10.6a, 10.6b, 10.6c and 10.6d thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the representative non-accountable expense allowance) will be as follows:

SEC Registration Fee	$7,061
NASD Filing Fee	$23,500
Accounting Fees and Expenses	$1,584,214
Printing and Engraving Expenses	$740,454
Legal Fees and Expenses	$3,975,643
Transfer Agent Fees	$2,500
Blue Sky Services and Expenses	$5,000
Miscellaneous(1)	$261,628

Total	$6,600,000

(1)
This amount represents additional expenses that may be incurred by the company or underwriters in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.    Indemnification of Directors and Officers.

        Certain provisions of our LLC agreement are intended to be consistent with Section 145 of the Delaware General Corporation Law, which provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Our LLC agreement includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the company or its members;

  •
  for acts or omissions not in good faith or a knowing violation of law;

  •
  regarding unlawful distributions and interest purchases analogous to Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper benefit.

        Our LLC agreement provides that:

  •
  we must indemnify our directors and officers to the equivalent extent permitted by DGCL;

  •
  we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

  •
  we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the extent permitted by Delaware law and may advance expenses as incurred to our other employees and agents, unless otherwise determined by our board of directors.

        The indemnification provisions contained in our LLC agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of members or disinterested directors or otherwise.

        In addition, we maintain insurance on behalf of our directors and executive officers and certain other persons insuring them against any liability asserted against them in their respective capacities or arising out of such status.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        The company has agreed to sell to AT Management a number of common shares in the company having an aggregate purchase price of approximately $14.7 million, at a per share price equal to the initial public offering price (calculated assuming a $15.00 per share initial public offering price and the current acquisition purchase price for each of Forest, CanAmPac and Pangborn) pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of common shares was made pursuant to a share purchase agreement between the company and AT Management.

        The company has agreed to sell to AT Investments a number of common shares in the company having an aggregate purchase price of approximately $15.0 million, at a per share price equal to the initial public offering price (calculated assuming a $15.00 per share initial public offering price and the current acquisition purchase price for each of Forest, CanAmPac and Pangborn) pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of common shares was made pursuant to a share purchase agreement between the company and AT Investments.

        The company has agreed to sell to Allstate Life Insurance Company a number of common shares in the company having an aggregate purchase price of approximately $69,000, at a per share price equal to the initial public offering price (calculated assuming a $15.00 per share initial public offering price and the current acquisition purchase price for each of Forest, CanAmPac and Pangborn) pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of common shares was made pursuant to a share purchase agreement between the company and Allstate Life Insurance Company.

        The company has agreed to sell to Hancock Mezzanine Partners III, L.P. a number of common shares in the company having an aggregate purchase price of approximately $275,790, at a per share price equal to the initial public offering price (calculated assuming a $15.00 per share initial public offering price and the current acquisition purchase price for each of Forest, CanAmPac and Pangborn) pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of common shares was made pursuant to a share purchase agreement between the company and Hancock Mezzanine Partners III, LLC.

        The company has agreed to sell to John Hancock Life Insurance Company a number of common shares in the company having an aggregate purchase price of approximately $4.6 million, at a per share price equal to the initial public offering price (calculated assuming a $15.00 per share initial public offering price and the current acquisition purchase price for each of Forest, CanAmPac and Pangborn) pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of common shares was made pursuant to a share purchase agreement between the company and John Hancock Life Insurance Company.

        The company has agreed to sell to John Hancock Variable Life Insurance Company a number of common shares in the company having an aggregate purchase price of approximately $294,540, at a per share price equal to the initial public offering price (calculated assuming a $15.00 per share initial public offering price and the current acquisition purchase price for each of Forest, CanAmPac and Pangborn) pursuant to an exemption from registration under Section 4(2) of the Securities Act. The sale of common shares was made pursuant to a share purchase agreement between the company and John Hancock Variable Life Insurance Company.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
2.1	Form of Forest Purchase Agreement
2.2	Form of CanAmPac Purchase Agreement
2.3	Form of Pangborn Purchase Agreement
2.4	Form of Metal Purchase Agreement
3.1	Certificate of Formation of Atlas Industries Holdings LLC**
3.2	Certificate of Amendment to the Certificate of Formation**
3.3	Second Amended and Restated Operating Agreement, dated as of April 25, 2007, of Atlas Industries Holdings LLC**
3.4	Form of Third Amended and Restated Operating Agreement of Atlas Industries Holdings LLC
4.1	Specimen certificate evidencing a common share of Atlas Industries Holdings LLC (included in Exhibit 3.4)
5.1	Legality Opinion
8.1	Tax Opinion
10.1	Form of Management Services Agreement by and between Atlas Industries Holdings LLC and Atlas Industries Management LLC#
10.2	Form of 2007 Omnibus Share Incentive Plan****
10.3	Form of Registration Rights Agreement by and among Atlas Industries Holdings LLC, Atlas Titan Investments LLC, Atlas Titan Management Investments LLC, Allstate Life Insurance Company, Hancock Mezzanine Partners III, L.P., John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company#

10.4	Form of Supplemental Put Agreement by and between Atlas Industries Holdings LLC and Atlas Industries Management LLC***
10.5	Commitment Letter by and among Madison Capital Funding LLC and The CIT Group/Business Credit Inc., dated as of October 8, 2007#
10.6a	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas Metal Acquisition Corp.
10.6b	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas Forest Acquisition Corp.
10.6c	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas CanAmPac Acquisition Corp.
10.6d	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas Pangborn Acquisition Corp.
10.8	Common Share Purchase Agreement by and between Atlas Industries Holdings LLC and Atlas Titan Investments LLC, dated as of May 1, 2007**
10.9	Common Share Purchase Agreement by and between Atlas Industries Holdings LLC and Atlas Titan Management Investments LLC, dated as of May 1, 2007**
10.10	Common Share Purchase Agreement by and between Atlas Industries Holdings LLC and Allstate Life Insurance Company, dated as of May 1, 2007**
10.11	Common Share Purchase Agreement by and between Atlas Industries Holdings LLC and Hancock Mezzanine Partners III, LLC, dated as of May 1, 2007**
10.12	Common Share Purchase Agreement by and between Atlas Industries Holdings LLC and John Hancock Life Insurance Company, dated as of May 1, 2007**
10.13	Common Share Purchase Agreement by and between Atlas Industries Holdings LLC and John Hancock Variable Life Insurance Company, dated as of May 1, 2007**
23.1	Consent of Ernst & Young LLP#
23.2	Consent of KPMG LLP#
23.3	Consent of PricewaterhouseCoopers LLP#
23.4	Consent of PricewaterhouseCoopers LLP#
23.5	Consent of Duff & Phelps, LLC***
23.6	Consent of Ernst & Young LLP#
24	Powers of Attorney**

**
Previously filed on May 4, 2007.

***
Previously filed on August 21, 2007.

****
Previously filed on October 1, 2007.

#
Previously filed on October 10, 2007.

        (b)   All financial statement schedules required pursuant to this item were either included in the financial information set forth in the prospectus or are inapplicable, and, therefore, have been omitted.

Item 17.    Undertakings.

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registration or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, in the State of Connecticut, on October 25, 2007.

ATLAS INDUSTRIES HOLDINGS LLC
By:	/s/ Andrew M. Bursky Andrew M. Bursky Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Andrew M. Bursky Andrew M. Bursky	Principal Executive Officer and Chairman	October 25, 2007
/s/ Edward J. Fletcher Edward J. Fletcher	Principal Financial Officer and Secretary	October 25, 2007
* Timothy J. Fazio	President and Director	October 25, 2007
* Philip E. Schuch	Principal Accounting Officer	October 25, 2007
* Arnold W. Donald	Director	October 25, 2007
* Richard C. Gozon	Director	October 25, 2007

* Barbara S. Thomas	Director	October 25, 2007
* David I. J. Wang	Director	October 25, 2007
* Ronald C. Whitaker	Director	October 25, 2007
* John S. Wolf	Director	October 25, 2007

*By:	/s/ Andrew M. Bursky Andrew M. Bursky Attorney-in-fact

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement
2.1	Form of Forest Purchase Agreement
2.2	Form of CanAmPac Purchase Agreement
2.3	From of Pangborn Purchase Agreement
2.4	Form of Metal Purchase Agreement
3.4	Form of Third Amended and Restated Operating Agreement of Atlas Industries Holdings LLC
4.1	Specimen certificate evidencing a common share of Atlas Industries Holdings LLC (included in Exhibit 3.4)
5.1	Legality Opinion
8.1	Tax Opinion
10.6a	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas Metal Acquisition Corp.
10.6b	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas Forest Acquisition Corp.
10.6c	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas CanAmPac Acquisition Corp.
10.6d	Form of Intercompany Loan Agreement by and between Atlas Industries Holdings LLC and Atlas Pangborn Acquisition Corp.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index